Exhibit 99.1

For Immediate Release

March 29, 2005

Remy International, Inc. Announces 4th Quarter Results

Anderson, Indiana, March 29, 2005/PRNewswire/ — Remy International, Inc. (“Remy International” or the “Company” and formerly Delco Remy International, Inc.), a leading worldwide manufacturer and remanufacturer of automotive electrical, powertrain products and hybrid drive technologies, today announced net sales of $255.8 million and Adjusted EBITDA of $23.0 million in the fourth quarter ended December 31, 2004. Net sales increased $11.7 million, or 4.8%, and Adjusted EBITDA decreased $6.4 million, or 21.7%, compared with the fourth quarter of 2003. Operating income of $17.2 million in the fourth quarter of 2004 compares with an operating loss of $96.6 million in the same period of 2003. The fourth quarter of 2003 reflects the special charges associated with the core inventory valuation of $103.9 million and the Mexico Arbitration award of $14.3 million, along with restructuring charges of $1.7 million.

Fourth Quarter Highlights:

•	Significant net sales increases over fourth quarter 2003:

•	31% increase in Powertrain Sales.

•	14% increase in Heavy-Duty OEM Sales.

•	12% increase in Automotive OEM Sales.

•	Strong Gross Margins maintained in difficult industry environment.

•	Continued investments in technology and global footprint for recently awarded programs.

Commenting on the fourth quarter results, Thomas J. Snyder, President and CEO, stated, “We were pleased with our fourth quarter year over year sales improvements in the face of challenging industry-wide conditions. Our Automotive and Heavy-Duty OEM and Powertrain groups posted strong sales improvements for the quarter. Our cost reduction efforts enabled us to maintain our gross margin despite pricing pressures, higher commodity costs and adverse currency fluctuations.”

Adjusted EBITDA in the fourth quarter of 2004 decreased over the same period in 2003 partly due to product mix and also due to higher product engineering and other costs for the approximately $250 million in new business awards received over the past 24 months that are being launched through 2007.

Net sales of $1,051.2 million for 2004 increased $78.4 million, or 8.1%, over the comparable period in 2003. Adjusted EBITDA for 2004 increased 2.8% to $110.3 million as compared to 2003. Operating income of $86.3 million compares with an operating loss of $82.5 million in 2003. The loss in 2003 reflects the special charges associated with the core inventory valuation of $103.9 million and the Mexico Arbitration award of $14.3 million, along with restructuring charges of $49.0 million.

For the year ended December 31, 2004, strong customer demand in the heavy-duty and industrial sectors, higher Automotive OEM volume from new alternator business awards and improved remanufactured diesel engine and parts volume, all contributed to the year over year sales growth, partially offset by lower sales in the electrical aftermarket.

The Company’s year over year gross margin improvement was the result of cost reductions achieved and strong sales growth. Higher year over year selling, general and administrative expenses primarily reflect increased spending on product engineering, systems and marketing related to the new alternator product lines and recent sales awards.

Cash used in operating activities of $9.4 million in 2004 primarily reflects the $13.6 million Mexico Arbitration payment. Excluding this payment, $4.2 million of cash was generated from operating activities.

Recent Developments:

On March 18, 2005, the Company completed the acquisition of substantially all of the assets and the assumption of certain liabilities of Unit Parts Company (“UPC”), based in Oklahoma City. UPC is a major supplier to the automotive aftermarket for new and remanufactured starters and alternators, offering custom branding, packaging and logistics solutions as well as complete engineering and support services.

Also in March 2005, the Company amended its Senior Credit Facility to reflect, among other matters, the acquisition of UPC discussed above. Additionally, the amendment increases the maximum draw under the asset based revolving credit facility from $120 million to $145 million, eliminates the EBITDA and Fixed Charge covenants from the facility and extends the maturity of the facility to June 30, 2008.

Future Outlook:

Commenting on 2005, Snyder said, “We expect our near term results to be impacted by the difficult industry environment and the adverse cost impact of the significant weakening of the U.S. dollar. However, with cost reductions, new global business awards and the recent acquisition of UPC, our full year 2005 and long-term outlook remains positive.”

Reconciliation to GAAP:

For a reconciliation of GAAP financial information to the non-GAAP financial information appearing in this release, please refer to the table following the accompanying Condensed Consolidated Statements of Operations.

Fourth Quarter Conference Call:

Remy International’s executive management team will conduct a live conference call on Tuesday, March 29 at 10:00 a.m. Eastern Standard Time to discuss additional details regarding the Company’s performance for the fourth quarter and the outlook for 2005. The call may be accessed by dialing 800-553-0327 ten minutes prior to the start of the presentation. A replay of the conference will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 775425.

About Remy International, Inc.:

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines and hybrid power technology. The Company also provides a worldwide components core-exchange service for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications. Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of commodity prices, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct.

Investor Relations:	Keri Webb	765-778-6602

Remy International Web Site: http://www.RemyInc.com

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months		Twelve Months
IN THOUSANDS, For the three and twelve months ended December 31,	2004	2003	2004	2003
	(unaudited)
Net sales	$255,834	$244,096	$1,051,165	$972,794
Cost of goods sold	209,936	198,507	850,672	791,322
Cost of goods sold - special charges:
Core inventory valuation	—	103,930	—	103,930
Mexico arbitration award	—	14,310	—	14,310

Gross profit (loss)	45,898	(72,651)	200,493	63,232

Selling, general and administrative expenses	29,289	22,219	113,263	96,770
Restructuring (credits) charges	(574)	1,705	942	48,968

Operating income (loss)	17,183	(96,575)	86,288	(82,506)
Interest expense, net	13,859	14,028	58,237	55,454
Loss on early extinguishment of debt	—	—	7,939	—

Income (loss) from continuing operations before income taxes, minority interest and loss (income) from unconsolidated joint ventures	3,324	(110,603)	20,112	(137,960)

Income tax expense	919	25,188	5,367	36,682
Minority interest	659	(2,368)	2,798	(143)
Loss (income) from unconsolidated joint ventures	(113)	518	588	6,427

Net income (loss) from continuing operations	1,859	(133,941)	11,359	(180,926)

Discontinued operations:
Income (loss) from discontinued operations, net of tax	188	(4,138)	1,154	(8,019)
Gain (loss) on disposal of discontinued operations, net of tax	534	(97)	43,911	2,320

Net income (loss) from discontinued operations, net of tax	722	(4,235)	45,065	(5,699)

Net income (loss)	2,581	(138,176)	56,424	(186,625)

Accretion for redemption of preferred stock	—	8,477	27,367	32,895

Net income (loss) attributable to common stockholders	$2,581	$(146,653)	$29,057	$(219,520)

Adjusted EBITDA:
Operating income (loss)	$17,183	$(96,575)	$86,288	$(82,506)
Depreciation and amortization	6,405	6,035	23,046	22,581
Restructuring (credits) charges	(574)	1,705	942	48,968
Special charges	—	118,240	—	118,240

Adjusted EBITDA	$23,014	$29,405	$110,276	$107,283

Remy International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31, 2004	December 31, 2003
IN THOUSANDS, At
Assets:
Current assets:
Cash and cash equivalents	$62,545	$21,207
Trade accounts receivable, net	154,333	143,439
Inventories	217,912	198,400
Assets of discontinued operations	356	67,397
Other current assets	30,311	28,518

Total current assets	465,457	458,961

Property, plant and equipment, net	137,293	124,803
Goodwill, net	106,400	100,862
Other assets	46,608	39,350

Total assets	$755,758	$723,976

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$170,776	$154,350
Accrued restructuring	6,451	10,402
Liabilities of discontinued operations	2,799	11,453
Deferred income taxes	3,065	644
Other liabilities and accrued expenses	92,367	131,336
Current maturities of long-term debt	22,890	31,397

Total current liabilities	298,348	339,582

Long-term debt, net of current portion	610,330	593,003
Accrued restructuring	4,407	8,801
Other non-current liabilities	34,775	36,422

Minority interest	10,498	15,193
Redeemable preferred stock	—	306,969

Total stockholders’ deficit	(202,600)	(575,994)

Total liabilities and stockholders’ deficit	$755,758	$723,976

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

IN THOUSANDS, For the twelve months ended December 31,	2004	2003
Cash Flows from Operating Activities:
Net income (loss) attributable to common stockholders	$29,057	$(219,520)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Discontinued operations	(45,065)	5,699
Depreciation and amortization	23,046	22,581
Non-cash interest expense	3,855	4,473
Loss on early extinguishment of debt	7,939	—
Accretion for redemption of preferred stock	27,367	32,895
Minority interest and loss from unconsolidated joint ventures, net	3,386	6,284
Deferred income taxes	2,592	28,085
Restructuring charges	942	48,968
Cash payments for restructuring charges	(9,027)	(15,333)
Special charges	—	118,240
Mexico arbitration settlement	(13,622)	—
Changes in accounts receivable, inventory and accounts payable, net	(14,986)	(12,321)
Other, net	(24,835)	5,038

Net cash (used in) provided by operating activities of continuing operations	(9,351)	25,089

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(25,517)	(18,919)
Net proceeds on sale of businesses	104,653	30,058
Purchases of property, plant and equipment	(25,347)	(16,305)
Investments in joint ventures	—	(115)

Net cash provided by (used in) investing activities of continuing operations	53,789	(5,281)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	275,000	10,297
Retirement of long-term debt	(200,000)	—
Net repayments under revolving line of credit and other	(62,654)	(12,547)
Deferred financing costs	(15,032)	(1,980)
Distributions to minority interests	(1,010)	—

Net cash used in financing activities of continuing operations	(3,696)	(4,230)

Effect of exchange rate changes on cash	1,510	967

Cash flows of discontinued operations	(914)	(7,653)

Net increase in cash and cash equivalents	41,338	8,892
Cash and cash equivalents at beginning of year	21,207	12,315

Cash and cash equivalents at end of year	$62,545	$21,207